Exhibit 3.1

FLORIDA DEPARTMENT OF STATE
Division of Corporations

December 9, 2020

FLORIDA FILING

Re: Document Number P14000049791

The Articles of Amendment to the Articles of Incorporation of BREWBILT MANUFACTURING INC., a Florida corporation, were filed on December 8, 2020.

Should you have any questions regarding this matter, please telephone (850) 245-6050, the Amendment Filing Section.

Terri J Schroeder
Regulatory Specialist III

Division of Corporations	Letter Number: 820A00024639

Account number: FCA000000015	Amount charged: 35.00

www.sunbiz.org

Division of Corporations - P.O. BOX 6327 - Tallahassee, Florida 32314

BREWBILT MANUFACTURING INC.

Articles of Amendment

Pursuant to the provisions of Section 607.1006 of the Florida Statutes, BrewBilt Manufacturing Inc., a Florida corporation, adopts the following amendment to its Articles of Incorporation:

1.       The name of the corporation whose Articles of Incorporation are being amended by these Articles of Amendment is BrewBilt Manufacturing Inc. a Florida corporation.

2.       After the filing and effectiveness pursuant to the Florida Business Corporations Act of these Articles of Amendment to the Articles of Incorporation of the Corporation, (the “Effective Time”), Article IV shall be amended as follows:

“The number of shares of Common Stock the Company is authorized to issue is 20,000,000,000 (Twenty Billion).”

3.       The amendment to the Articles of Incorporation of BrewBilt Inc., a Florida corporation, set forth in paragraph 2 above was duly adopted by the Board of Directors of the corporation as of December 4, 2020. The amendment was duly adopted by a majority in interest of the holders the Company’s Common Stock. The number of votes cast for the amendment by the shareholders was sufficient for approval.

In witness whereof, the corporation, by and through its undersigned officer thereunto duly authorized, has executed these Articles of Amendment on December 4, 2020.

BREWBILT MANUFACTURING INC.

By:
Jef Lewis
Chief Executive Officer